Exhibit 4
                                                       (Exhibit 5)

                             December 5, 1995

Roto-Rooter, Inc.
2500 Chemed Center
Cincinnati, Ohio 45202

Dear Sir or Madam:

         In connection with the Registration Statement on Form S-8 to be filed by Roto-Rooter, Inc. (the "Corporation") with the Securities and Exchange Commission covering shares of the Corporation's common stock, par value $1 per share (the "Common Stock"), to be issued pursuant to the Corporation's 1995 Stock Incentive Plan (the "Plan"), you have requested me as Secretary and General Counsel to the Corporation to render my opinion with respect to the matters to which reference is made herein.

         I have examined and am familiar with the Certificate of Incorporation and By-laws of the Corporation, the minutes of the meetings of its directors and stockholders, the Plan and the stock incentives to be granted pursuant thereto.

         Based upon the foregoing, I am of the opinion that the shares of Common Stock issued pursuant to stock incentives granted pursuant to and in accordance with the terms of the Plan will, when issued in accordance with the terms of said stock incentives, be validly issued and outstanding, fully paid and non-assessable shares of Common Stock of the Corporation.

         I hereby consent to the filing of this opinion as an exhibit to said Registration Statement.

                             Sincerely,


                             /S/ NAOMI C. DALLOB
                             _______________________________
                             Naomi C. Dallob
                             Secretary and General Counsel











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